EXHIBIT 12(a)

                       UNITED STATES SURGICAL CORPORATION

     STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS


                                            QUARTER
                                             ENDED                  YEARS ENDED DECEMBER 31,
                                            MARCH 31,
                                            --------- -----------------------------------------------------
                                                1995       1994        1993       1992      1991       1990
                                            --------  ---------   ---------  --------- ---------  ---------
Determination of earnings:
  Income/(loss) before provision for
  income taxes                              $18,700    $32,700   ($137,400)  $192,900   $130,300    $66,200
  Fixed charges                               7,400     28,400      29,900     22,600     16,900     12,800
                                           -------- ----------  ---------- ---------- ---------- ----------

          Total earnings as defined          26,100     61,100    (107,500)   215,500    147,200     79,000
                                             ------     ------     -------    -------    -------     ------

Fixed charges and other:
  Interest expense                            4,900     18,200      18,500     14,700     12,000      9,800
  Interest portion of rent expense            2,500     10,200      11,400      7,900      4,900      3,000
                                         ---------- ----------  ---------- ---------- ---------- ----------

          Fixed charges                       7,400     28,400      29,900     22,600     16,900     12,800

  Capitalized interest                            0        300       9,500      6,400      2,700      1,400
                                         ---------- ----------  ---------- ---------- ---------- ----------
  Total fixed charges and
  capitalized interest                      $ 7,400    $28,700    $ 39,400   $ 29,000   $ 19,600    $14,200

  Preferred stock dividends (1)               7,500     22,900
                                         ---------- ----------  ---------- ---------- ---------- ----------
Combined fixed charges, capitalized
interest and preferred stock dividends      $14,900    $51,600    $ 39,400   $ 29,000   $ 19,600    $14,200
                                            =======    =======    ========   ========   ========    =======

Ratio of Earnings to Fixed Charges
and Capitalized Interest                       3.53       2.13       N.M.(2)     7.43       7.51       5.56
                                             ======     ======      ======     ======     ======     ======

Ratio of Earnings to Combined Fixed
Charges, Capitalized Interest and Preferred
Stock Dividends                                1.75       1.18       N.M.(2)     7.43       7.51       5.56
                                             ======     ======      ======     ======     ======     ======



(1) The ratios of earnings to fixed charges and capitalized interest and to combined fixed charges, capitalized interest and preferred stock dividends are computed by dividing the sum of earnings before provision for income taxes and fixed charges (excluding capitalized interest) by total fixed charges and capitalized interest, or by the sum of total fixed charges, capitalized interest and preferred stock dividends. Total fixed charges and capitalized interest includes all interest (including capitalized interest) and the interest factor of all rentals, assumed to be one-third of consolidated rent expense. Preferred stock dividends have been increased to an amount representing the pretax earnings which would be required to cover such dividend requirements, assuming a statutory tax rate of 35%.

(2) Earnings are inadequate to cover fixed charges. The dollar amount of the deficiency at 12/31/93 is $146.9 million. If the restructuring charges of $137.6 million were excluded from the calculation, the dollar amount of the deficiency would have been $9 million.